UNITED STATES
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Boardwalk Bancorp, Inc.

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BOARDWALK BANCORP, INC. ANNOUNCES CLOSE OF CAPE BANCORP SUBSCRIPTION OFFERING AND EXTENSION OF CAPE BANCORP COMMUNITY OFFERING
LINWOOD, NEW JERSEY—December 26, 2007— Boardwalk Bancorp, Inc. (NasdaqGM: BORD, “Boardwalk”), announced today that Cape Bancorp, Inc. (“Cape”), the proposed holding company for Cape Savings Bank, has advised Boardwalk that Cape has completed its subscription offering, and extended its community offering until December 31, 2007. Boardwalk also announced that Cape has advised it that Cape intends to commence a syndicated community offering in early January 2008, and that Cape is increasing the maximum purchase limitations to $2.5 million for individual purchasers and $3.6 million for group or in concert purchasers.
Boardwalk will hold a special meeting of shareholders on Friday, January 4, 2008, at 10:00 a.m., at the Wildwood Golf and Country Club, 1170 Golf Club Road, Cape May Court House, New Jersey, to vote on a proposal to approve and adopt an agreement and plan of reorganization under which Boardwalk would merge with and into Cape Bancorp, and Boardwalk Bank would merge with and into Cape Savings Bank. Boardwalk shareholders of record on November 6, 2007 are eligible to vote at the Boardwalk special meeting.
Completion of the transaction is subject to a number of conditions, including approval by Boardwalk’s shareholders and Cape’s depositors and successful completion the conversion of Cape Savings Bank from mutual to stock form and Cape Bancorp’s initial public offering. Boardwalk and Cape presently expect that the offering and the merger will be completed in late January 2008.
About Boardwalk Bancorp
Boardwalk Bancorp is the parent company of Boardwalk Bank, a New Jersey state chartered commercial bank, headquartered in Linwood, New Jersey. Boardwalk Bank was organized in 1999 and subsequently formed Boardwalk Bancorp in 2006. Boardwalk Bancorp provides banking services to small and mid-sized businesses and professionals through its seven offices located in Cape May and Atlantic counties, New Jersey. At September 30, 2007, Boardwalk Bancorp had total assets of $445.3 million, total deposits of $311.2 million and shareholders’ equity of $49.9 million. Additional information about Boardwalk Bancorp is available on its website, www.boardwalkbank.com.
Forward Looking Statements
This news release contains certain forward looking statements. Forward looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward looking statements, by their nature, are subject to risks and uncertainties. A number of factors, including those identified in Boardwalk’s Form 10-K for the year ended December 21, 2006, the proxy statement-prospectus, dated November 13, 2007, distributed in connection with the special meeting of shareholders to be held on January 4, 2008, and Boardwalk’s other public filings, could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward looking statements speak only as of the date they are made. Boardwalk Bancorp, Inc. and Boardwalk Bank do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.
CONTACT: Michael D. Devlin
Chairman of the Board, President and Chief Executive Officer
609-601-0600
Boardwalk Bancorp, Inc.
201 Shore Road
Linwood, New Jersey 08221